Exhibit 3.418

LIMITED LIABILITY COMPANY AGREEMENT

OF

DCT 1575-1595 HIGH POINT DRIVE LLC

This Limited Liability Company Agreement (this “Agreement”) of DCT 1575-1595 High Point Drive LLC (the “Company”) is entered into by DCT Industrial TRS Inc., a Delaware corporation, as the sole member of the Company (the “Sole Member”).

The Sole Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby designates Marilyn Cartwright as an “authorized person” within the meaning of the Act for the sole purpose of executing, delivering and filing a Certificate of Formation of the Company with the Secretary of State of Delaware and for the registration of the Company in any jurisdiction where the business activities of the Company would require such registration, and further agrees as follows:

1.	Name	The name of the limited liability company formed hereby is DCT 1575-1595 High Point Drive LLC.

2.	Purpose	The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.	Registered Office	The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.

4.	Registered Agent	The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

5.	Member	The name and the business or mailing address of the Sole Member is as follows:

		Name	Address
		DCT Industrial TRS Inc.	518 17th Street, Suite 800 Denver, CO 80202

6.	Management	The business and affairs of the Company shall be managed by the Sole Member. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.

7.	Dissolution	The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Sole Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8.	Capital Contributions	The Sole Member shall have made such contributions as shall be reflected on the books of the Company.

9.	Additional Contributions	The Sole Member may, but is not required to, make additional capital contributions to the Company.

10.	Profits and Losses	Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member. Such distributions shall belong to the Sole Member.

11.	Assignments	A member may assign his or her limited liability company interest in whole or in part.

12.	Admission of Additional Members	One or more additional members of the Company may be admitted to the Company with the consent of the Sole Member and upon being so admitted shall become bound by all of the terms of this Agreement and shall execute a written joinder to this Agreement.

13.	Liability of the Member	The Sole Member, and any additional member, shall not have any liability for the obligations or liabilities of the Company except to the extent provided by law. The Company shall indemnify the Sole Member for its actions as a Sole Member to the fullest extent permitted by law.

14.	Amendment	This Agreement may be amended in writing by the Sole Member.

15.	Governing Law	This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 25th day of September, 2013.

DCT Industrial TRS Inc.,
a Delaware corporation, its Sole Member

By:
Name:	Matthew Mitchell
Title:	Vice President

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